Exhibit 10.14

EVEMETA COMPRESSION

SOFTWARE AS A SERVICE (SaaS) AGREEMENT

THIS EVEMETA COMPRESSION SOFTWARE AS A SERVICE (SaaS) AGREEMENT (this “Agreement”), is dated as of November 13, 2024 (the “Effective Date”), is by and between EVEMeta, LLC, a Delaware limited liability company, with its headquarters 1235 Kensington Avenue, Los Angeles, California (“EVEMeta”), and Brag House Holdings, Inc., a Delaware corporation, with its headquarters located at 25 Pompton Avenue, Suite 101, Verona, NJ 07044, (“Customer”). EVEMeta and Customer may be referred to herein collectively as the “Parties” or, individually, as a “Party.”

Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the MSA (as defined below).

RECITALS

WHEREAS, EVEMeta is an image and video compression technology company that provides access to the commercial compression offered by EVEMeta (and more fully described on EVEMeta URL) to its customers (the “Compression Services”);

WHEREAS, Customer desires to access the Compression Services, and EVEMeta desires to provide Customer access to the Compression Services, subject to the terms and conditions of this Agreement; and

WHEREAS, simultaneously with the execution of this Agreement, the Customer is entering into a Master Services Agreement (“MSA”) with Artemis Ave LLC (“Artemis”) that provides, in part, for Customer’s access and use the Compression Services and the EVEMeta IP (defined below) as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions.

The following terms, when used in this Agreement, shall have the respective meanings set forth below.

“Aggregated Statistics” has the meaning set forth in Section 2(e).

“Artemis ZuCasa Platform” means the proprietary video hosting and monitoring platform owned by Artemis Ave LLC.

“Authorized User” means Customer and Customer’s employees, consultants, contractors, and agents who are authorized by Customer to access and use the Compression Services under the rights granted to Customer pursuant to this Agreement.

“Compression Services” has the meaning set forth in the Recitals hereto.

“Confidential Information” has the meaning set forth in Section 5.

“Customer Common Stock” means shares of common stock, par value $0.0001 per share, of Customer.

“Customer Data” means, other than Aggregated Statistics, information, data, and other content, in any form or medium, that is submitted, posted, or otherwise transmitted by or on behalf of Customer or any other Authorized User in connection with the Compression Services provided herein.

“Customer IPO” has the meaning set forth in Section 4(a).

“Documentation” means EVEMeta’s end user documentation relating to the Compression Services available at the EVEMeta URL.

“EVEMeta IP” means the Compression Services, the Documentation, and all intellectual property provided to Customer or any other Authorized User in connection with the foregoing. For the avoidance of doubt, EVEMeta IP includes Aggregated Statistics and any information, data, or other content derived from EVEMeta’s monitoring of Customer’s access to or use of the Compression Services, but] does not include Customer Data.

“EVEMeta URL” means the EVEMeta website located at www.evemeta.com.

“Feedback” has the meaning set forth in Section 6.

“Fees” has the meaning set forth in Section 4.

“Field of Use” means social media and streaming services around video gaming and entertainment.

“Force Majeure Event” has the meaning set forth in Section 13(c).

“Losses” has the meaning set forth in Section 10(a).

“MSA” has the meaning set forth in the Recitals.

“Nasdaq” means the Nasdaq Capital Market.

“Notice” has the meaning set forth in Section 13(b).

“Reimbursable Expenses” means additional costs, fees and expenses beyond those anticipated hereunder for which EVEMeta desires reimbursement.

“Released Stock” has the meaning set forth in Section 4(b).

“Service Suspension” has the meaning set forth in Section 2(g).

“Stock Consideration” has the meaning set forth in Section 4(a).

“Target Sale Price” has the meaning set forth in Section 4(b).

“Third-Party Claim” has the meaning set forth in Section 10(a).

“Third-Party Products” means any products, content, services, information, websites, or other materials that are owned by third parties and are incorporated into or accessible through the Compression Services.

“Term” has the meaning set forth in Section 12(a).

2. Access and Use.

(a)	Provision of Access. Subject to and conditions set forth herein and on Customer’s compliance with all other terms and conditions of this Agreement, EVEMeta hereby grants Customer a worldwide revocable, non-exclusive, non-transferable, non-sublicensable, limited right to access and use the Compression Services during the Term solely for Customer’s internal business operations by Authorized Users in accordance with the terms and conditions herein. Customer shall use the Compression Services solely in the Field of Use and solely in connection with the Artemis ZuCasa Platform. EVEMeta shall promptly provide Customer the necessary passwords and access credentials, if needed, to allow Customer to access the Compression Services.

(b)	Documentation License. Subject to the terms and conditions contained in this Agreement, EVEMeta hereby grants Customer a worldwide non-exclusive, non-sublicensable, non-transferable license for Authorized Users to use the Documentation for accessing and using the service during the Term solely for Customer’s internal business purposes in connection with use of the Compression Services.

(c)	Downloadable Software. Use of the Compression Services may require or include use of downloadable software. EVEMeta grants Customer a worldwide non-transferable, non-exclusive, non-assignable, limited right for Authorized Users to use downloadable software EVEMeta provides as part of the Compression Services. Any Third-Party Products that consist of downloadable software are subject to the terms of Section 2(e).

(d)	Use Restrictions. Customer shall not, and shall not permit any Authorized Users to, use the Compression Services, any software component of the Compression Services, or Documentation for any purposes beyond the scope of the access granted in this Agreement. Customer shall not at any time, directly or indirectly, and shall not permit any Authorized Users to: (i) copy, modify, or create derivative works of the Compression Services, any software component of the Compression Services, or Documentation, in whole or in part; (ii) rent, lease, lend, sell, license, sublicense, assign, distribute, publish, transfer, or otherwise make available the Compression Services or Documentation except as expressly permitted under this Agreement; (iii) reverse engineer, disassemble, decompile, decode, adapt, or otherwise attempt to derive or gain access to any software component of the Compression Services, in whole or in part; (iv) remove any proprietary notices from the Compression Services or Documentation; or (v) use the Compression Services or Documentation in any manner or for any purpose that infringes, misappropriates, or otherwise violates any intellectual property right or other right of any person, or that violates any applicable law, regulation, or rule.

(e)	Aggregated Statistics. Notwithstanding anything to the contrary in this Agreement, EVEMeta may monitor Customer’s use of the Compression Services and collect and compile data and information related to Customer’s use of the Compression Services to be used by EVEMeta in an aggregated and anonymized manner, including to compile statistical and performance information related to the provision and operation of the Compression Services to Customer (“Aggregated Statistics”). As between EVEMeta and Customer, all right, title, and interest in Aggregated Statistics, and all intellectual property rights therein, shall belong to and be retained solely by EVEMeta. Subject in all respects to the confidentiality provisions of Section 5, EVEMeta may compile Aggregated Statistics based on Customer Data input into the Compression Services. Customer agrees that EVEMeta may, with Customer’s prior written consent, (i) make Aggregated Statistics publicly available in compliance with applicable law, and (ii) use the Aggregated Statistics to the extent and in the manner permitted under applicable law; provided that, in each instance, such Aggregated Statistics do not identify Customer, its address, any data other than Customer Data specifically compiled hereunder as Aggregated Statistics or Customer’s Confidential Information.

(f)	Reservation of Rights. EVEMeta reserves all rights not expressly granted to Customer in this Agreement. Except for the limited rights and licenses expressly granted under this Agreement, nothing in this Agreement grants, by implication, waiver, estoppel, or otherwise, to Customer or any third party, any intellectual property rights or other right, title, or interest in or to the EVEMeta IP.

Customer reserves all rights not expressly granted to EVEMeta in this Agreement. Except for the limited rights expressly granted under this Agreement, nothing in this Agreement grants, by implication, waiver, estoppel, or otherwise, to EVEMeta or any third party, any intellectual property rights or other right, title, or interest whatsoever in or to the Customer Data.

(g)	Suspension. Notwithstanding anything to the contrary in this Agreement, EVEMeta may temporarily suspend Customer’s and any other Authorized User’s access to any portion or all of the Compression Services if: (i) EVEMeta reasonably determines that (A) there is a threat or attack on any of the EVEMeta IP; (B) Customer’s or any other Authorized User’s use of the EVEMeta IP disrupts or poses a security risk to the EVEMeta IP or to any other customer or vendor of EVEMeta; (C) Customer or any other Authorized User is using the EVEMeta IP for fraudulent or illegal activities; (D) subject to applicable Law, Customer has ceased to continue its business in the ordinary course, made an assignment for the benefit of creditors or similar disposition of its assets, or become the subject of any bankruptcy, reorganization, liquidation, dissolution, or similar proceeding; (E) Customer breaches or violates any provision of the MSA; or (F) EVEMeta’s provision of the Compression Services to Customer or any other Authorized User is prohibited by applicable Law; (ii) any vendor of EVEMeta has suspended or terminated EVEMeta’s access to or use of any third-party services or products required to enable Customer to access the Compression Services; or (iii) in accordance with Section 5 (any such suspension described in subclause (i), (ii), or (iii), a “Service Suspension”). EVEMeta shall use commercially reasonable efforts to provide written notice of any Service Suspension to Customer and to provide updates regarding resumption of access to the Compression Services following any Service Suspension. EVEMeta shall use commercially reasonable efforts to resume providing access to the Compression Services as soon as reasonably possible after the event giving rise to the Compression Services Suspension is cured. EVEMeta will have no liability for any damage, liabilities, losses (including any loss of or profits), or any other consequences that Customer or any other Authorized User may incur as a result of a Service Suspension.

3. Customer Responsibilities.

(a)	Account Use. Customer is responsible and liable for all uses of the Compression Services and Documentation resulting from access provided by Customer, directly or indirectly, whether such access or use is permitted by or in violation of this Agreement. Without limiting the generality of the foregoing, Customer is responsible for all acts and omissions of Authorized Users, and any act or omission by an Authorized User that would constitute a breach of this Agreement if taken by Customer will be deemed a breach of this Agreement by Customer. Customer shall use reasonable efforts to make all Authorized Users aware of this Agreement’s provisions as applicable to such Authorized User’s use of the Compression Services and shall cause Authorized Users to comply with such provisions.

(b)	Customer Data. Customer hereby grants to EVEMeta a non-exclusive, royalty-free, worldwide license to reproduce, distribute, and otherwise use and display the Customer Data and perform all acts with respect to the Customer Data as may be necessary for EVEMeta to provide the Compression Services to Customer, and, subject to the restrictions and limitations set forth in Section 2(e), a non-exclusive, perpetual, irrevocable, royalty-free, worldwide license to reproduce, distribute, modify, and otherwise use and display Customer Data incorporated within the Aggregated Statistics. Customer will provide its Customer Data and any Authorized User’s use of Customer Data that, to its knowledge, will not violate any policy or terms referenced in or incorporated into this Agreement or any applicable Law. Customer is solely responsible for the development, content, operation, maintenance, and use of Customer Data but shall not be liable in any way or in any capacity for its use by EVEMeta as Aggregated Statistics.

(c)	Passwords and Access Credentials. Customer will be responsible for keeping Customer’s passwords and access credentials associated with the Compression Services confidential. Customer will not sell or transfer them to any other person or entity. Customer will promptly notify EVEMeta about any unauthorized access to Customer’s passwords or access credentials.

(d)	Third-Party Products. The Compression Services may permit access to Third-Party Products. For purposes of this Agreement, such Third-Party Products are subject to their own terms and conditions presented to Customer for acceptance within the Compression Services by website link or otherwise.

4. Stock Compensation; Reimbursable Expenses and Payment.

(a)	In exchange for EVEMeta’s provision to Customer of the right to access and use the Compression Services during the Term as set forth in this Agreement, Customer shall issue to EVEMeta an aggregate of 312,500 shares of Customer Common Stock (the “Stock Consideration”) upon execution hereof, which shares of Customer Common Stock shall be locked-up and released in accordance with the terms outlined in Exhibit A. The amount of Stock Consideration to be issued is based upon an assumed initial offering price of $4.00 per share of Customer Common Stock upon completion by Customer of an initial public offering of its securities (the “Customer IPO”) and the corresponding listing and quotation thereof on Nasdaq. The Stock Consideration shall be released from lock-up to EVEMeta incrementally as outlined in Exhibit A.

(b)	Notwithstanding anything else set forth herein, EVEMeta may not sell or otherwise transfer the shares of Customer Common Stock it receives as Stock Consideration hereunder (i) until such time as the Customer IPO has been consummated and closed; and (ii) in any event, until such time as such Brag Common Stock has been the subject of registration under the Securities Act or there is available a valid exemption from registration.. Thereafter, in the event that the shares of Customer Common Stock issued hereunder have been released from lock-up in accordance with Exhibit A (the “Released Stock”), and EVEMeta seeks to sell the shares of Customer Common Stock that have been issued to EVEMeta and so released, if the then-applicable closing price of such common stock as quoted by Nasdaq on the date EVEMeta is seeking to sell is less than $4.00 per share (“Target Sale Price”) and EVEMeta executes and closes such sale at a sale price below the Target Sale Price, Customer shall pay to EVEMeta an amount equal to the difference between the Target Sale Price and the actual price per share it receives in respect of such sale (the “Actual Price”) up to an aggregate amount equal to $1,250,000, provided, however, such sale by EVEMeta must have been undertaken in good faith in a bona fide arms-length third-party transaction brokered by a registered broker-dealer based on the then-quoted Nasdaq price. In any event, EVEMeta must liquidate all of the Stock Consideration it receives hereunder within 18 months of release each corresponding lock-up. To the extent that any of the Stock Consideration is not sold within such 18-month period, Brag’s obligation to pay EVEMeta the difference between the Target Sale Price and the Actual Price shall terminate and will not apply to any subsequent sale of the corresponding Stock Consideration.

(c)	The shares of Customer Common Stock issuable to EVEMeta hereunder are inclusive of all costs, fees and expenses incurred by EVEMeta relating to its provision of the Services and delivery of Deliverables hereunder. Notwithstanding the foregoing, Brag shall bear the cost of cloud, on-premises, or hybrid server infrastructure and shall pay for all costs necessary for the acquisition and implementation (exclusive of development work) of third party’s software approved by Brag. In the event that EVEMeta intends to incur or does incur Reimbursable Expenses, which are costs, fees and expenses beyond those anticipated hereunder for which EVEMeta desires reimbursement, it shall submit a written request to Customer, along with reasonable detail as to such additional costs, fees and expenses, seeking Customer’s permission to incur or be reimbursed for the same. Following written consent by Customer, if any, EVEMeta shall submit invoices, along with appropriate supporting information, within ten (10) calendar days of the end of each calendar month hereunder to Customer requesting reimbursement of the Reimbursable Expenses. Customer shall reimburse EVEMeta, within thirty (30) days of receipt of such invoices, for the Reimbursable Expenses, provided that, the Reimbursable Expenses were approved by Customer, in writing, prior to EVEMeta’ incurring such expenses and, if and when approved, shall be included in the EVEMeta invoices with supporting invoices (to the extent available).

5. Representations and Warranties.

(a)	Investment Representations of EVEMeta.

i. Acquisition Entirely for Own Account. This Agreement is made with EVEMeta in reliance upon EVEMeta’s representations to Customer, which, by execution of this Agreement, EVEMeta hereby confirms, that the Stock Consideration to be issued to will be acquired by EVEMeta for EVEMeta’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that EVEMeta does not have a present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, EVEMeta represents that EVEMeta does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to any person or to any third parties, with respect to the Stock Consideration.

ii. Receipt of Information. EVEMeta has had an opportunity to ask questions and receive answers from Customer regarding the terms and conditions of the acquisition of the Stock Consideration and the business, properties, prospects, and financial condition of Customer and its affiliates, and to obtain additional information (to the extent Customer and its affiliates possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to EVEMeta or to which EVEMeta had access. The foregoing, however, does not limit or modify the representations and warranties of Customer or the rights of EVEMeta to rely thereon.

iii. Accredited Investor Status. EVEMeta is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act.

iv The Stock Consideration may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Stock Consideration other than pursuant to an effective registration statement or Rule 144, Customer may require the transferor thereof to provide to the Customer an opinion of counsel selected by the transferor and reasonably acceptable to the Customer, the form and substance of which opinion shall be reasonably satisfactory to the Customer, to the effect that such transfer does not require registration of such transferred Stock Consideration under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights and obligations of EVEMeta under this Agreement.

v. Each Purchaser agrees to the imprinting, so long as is required by this Section 10(d) of a legend on any of the Stock Consideration in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER- DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

vi. In addition to the above legend, each share of Customer Common Stock that forms part of the Stock Consideration shall carry the following legend:

THIS SECURITY IS SUBJECT TO LOCK-UP PURSUANT TO THE TERMS AND CONDITIONS OF A SOFTWARE AS A SERVICE AGREEMENT, DATED AS OF NOVEMBER 13, 2024, BETWEEN EVEMETA LLC AND BRAG HOUSE HOLDINGS, INC. AND, ACCORDINGLY, MAY NOT BE TRANSFERRED, OFFERED OR SOLD EXCEPT PURSUANT TO RELEASE OF THE LOCK-UP IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF SAID AGREEMENT.

(b)	Mutual Representation and Warranties. Each Party represents and warrants to the other that:

i. it is a duly organized, validly existing, and in good standing as a corporation or other entity under the Laws of the jurisdiction of its incorporation or other organization;

ii. it has, and throughout the Term will retain, the full right, power, and authority to enter into this Agreement and perform its obligations hereunder;

iii. the execution of this Agreement by its representative whose signature is set forth at the end of this Agreement has been duly authorized by all necessary corporate or organizational action of such Party; and

iv. when executed and delivered by both parties, this Agreement will constitute the legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms.

(c)	Additional Warranties and Covenants of EVEMeta.

i. EVEMeta, and throughout the Term and any additional periods during which EVEMeta does or is required to perform the Compression Services hereunder, will have, the unconditional and irrevocable right, power, and authority, including all permits and licenses required, to provide the Compression Services and grant and perform all rights and licenses granted or required to be granted by it under this Agreement;

ii. neither EVEMeta's grant of the rights or licenses hereunder nor its performance of any Compression Services or other obligations under this Agreement does: (A) conflict with or violate any applicable U.S. Law, including any Law relating to data privacy, data security, or personal information; (B) require the consent, approval, or authorization of any governmental or regulatory authority or other third party; or (C) require the provision of any payment or other consideration by Customer or any Authorized User to any third party, provided, however that EVEMeta shall use commercially reasonable efforts to comply with any changes in applicable U.S. Law and shall promptly notify Customer in writing if it becomes aware of any change that would materially impact EVEMeta's performance of its obligations hereunder;

iii. the Compression Services, Documentation, and all other Compression Services and materials provided by EVEMeta under this Agreement will not infringe, misappropriate, or otherwise violate any Intellectual Property Right or other right of any third party;

iv. there is no settled, pending, or threatened action, and it has not received any written, oral, or other notice of any action (including in the form of any offer to obtain a license): (A) alleging that any access to or use of the Compression Services does or would infringe, misappropriate, or otherwise violate any Intellectual Property Right of any third party; (B) challenging EVEMeta's ownership of, or right to use or license, any software or other materials used or required to be used in connection with the performance, accessing, or use of the Compression Services, or alleging any adverse right, title, or interest with respect thereto; or (C) that, if decided unfavorably to EVEMeta, would reasonably be expected to have an actual or potential adverse effect on its ability to perform the Compression Services or its other obligations under this Agreement, and it has no knowledge of any factual, legal, or other reasonable basis for any such litigation, claim, or proceeding;

v. the Compression Services will in all material respects conform to and perform in accordance with the Specifications and all requirements of this Agreement;

vi. all specifications are, and will be continually updated and maintained so that they continue to be, current, complete, and accurate so that they do and will continue to fully describe the Compression Services in all material respects such that at no time during the Term or any additional periods during which EVEMeta does or is required to perform the Compression Services will the Compression Services have any undocumented feature;

vii. the Compression Services are and will remain free of any harmful code; and

viii. EVEMeta will perform all Compression Services in a timely, professional and workmanlike manner in accordance with commercially reasonable industry standards and practices for similar Compression Services, using EVEMeta personnel with the requisite skill, experience, and qualifications, and shall devote adequate resources to meet its obligations under this Agreement.

6. Confidential Information.

From time to time during the Term, EVEMeta and Customer may disclose or make available to the other party information about its business affairs, products, confidential intellectual property, trade secrets, third-party confidential information, and other sensitive or proprietary information, whether orally or in written, electronic, or other form or media, and whether or not marked, designated, or otherwise identified as “confidential” at the time of disclosure (collectively, “Confidential Information”). Confidential Information does not include information that, at the time of disclosure is: (a) in the public domain; (b) rightfully obtained by the receiving party on a non-confidential basis from a third party; or (c) independently developed by the receiving party. The receiving party shall not disclose the disclosing party’s Confidential Information to any person or entity, except to the receiving party’s employees, agents, or subcontractors who have a need to know the Confidential Information for the receiving party to exercise its rights or perform its obligations hereunder and who are required to protect the Confidential Information in a manner no less stringent than required under this Agreement. Notwithstanding the foregoing, each party may disclose Confidential Information to the limited extent required (x) to comply with the order of a court or other governmental body, or as otherwise necessary to comply with applicable law, provided that the party making the disclosure pursuant to the order shall first have given written notice to the other party and made a reasonable effort to obtain a protective order; or (y) to establish a party’s rights under this Agreement, including to make required court filings. Each party’s obligations of non-disclosure with regard to Confidential Information are effective as of the date such Confidential Information is first disclosed to the receiving party and will expire five years thereafter; provided, however, with respect to any Confidential Information that constitutes a trade secret (as determined under applicable law), such obligations of non-disclosure will survive the termination or expiration of this Agreement for as long as such Confidential Information remains subject to trade secret protection under applicable law.

7. Intellectual Property Ownership; Feedback.

As between Customer and EVEMeta, (a) EVEMeta owns all right, title, and interest, including all intellectual property rights, in and to the Compression Services and (b) Customer owns all right, title, and interest, including all intellectual property rights, in and to Customer Data. If Customer or any of Customer’s employees, contractors, or agents sends or transmits any communications or materials to EVEMeta by mail, email, telephone, or otherwise, suggesting or recommending changes to the Compression Services, including without limitation, new features or functionality relating thereto, or any comments, questions, suggestions, or the like (“Feedback”), EVEMeta is free to use such Feedback irrespective of any other obligation or limitation between Customer and EVEMeta governing such Feedback. All Feedback is and will be treated as non-confidential. Customer hereby assign to EVEMeta on Customer’s behalf, and shall cause Customer’s employees, contractors, and agents to assign, all right, title, and interest in, and EVEMeta is free to use, without any attribution or compensation to Customer or any third party, any ideas, know-how, concepts, techniques, or other intellectual property rights contained in the Feedback, for any purpose whatsoever, although EVEMeta is not required to use any Feedback.

8. Audit Rights and Compliance.

(a)	Audit Rights. Customer reserves the right, upon reasonable prior written notice to EVEMeta, to audit and inspect EVEMeta’s documentation and policies related to its provision of the Compression Services under this Agreement, for the purposes of ensuring EVEMeta’s compliance with its obligations under this Agreement, including but not limited to obligations related to data security, confidentiality, and compliance with applicable law. Such audits shall:

i.	be conducted no more than once annually (unless required by Law or a security incident), during regular business hours, and in a manner that does not unreasonably interfere with EVEMeta’s operations;

ii.	be carried out either by Customer’s internal auditors or by an independent third party selected by Customer, provided such third party agrees to reasonable confidentiality terms; and

iii.	allow Customer to review documentation and policies related to EVEMeta’s handling of Customer Data, including security policies, compliance with applicable data privacy laws, and disaster recovery plans.

(b)	Compliance with Laws. EVEMeta shall comply with laws and regulations specific to data protection and data privacy relevant to the Compression Services, including without limitation data privacy and security laws, such as the General Data Protection Regulation, the California Consumer Privacy Act, and any other applicable data protection legislation. EVEMeta represents and warrants that:

i.	it has implemented and maintains appropriate technical and organizational measures to ensure a level of security appropriate to the risks presented to Customer Data;

ii.	it shall immediately notify Customer in the event of any data breach involving Customer Data, and shall provide reasonable assistance to Customer in addressing the breach, including cooperation with regulatory authorities; and

iii.	EVEMeta will not transfer or process Customer Data outside the agreed-upon jurisdictions without obtaining Customer’s prior written consent and ensuring appropriate safeguards are in place, in accordance with applicable data protection laws.

(c)	Remediation. If an audit reveals any non-compliance by EVEMeta, EVEMeta shall, at its own cost and expense, promptly take all necessary actions to remedy such non-compliance and provide written confirmation to Customer of the steps taken. If the non-compliance constitutes a material breach, Customer shall have the right to terminate the Agreement without penalty.

9. Limited Warranty and Warranty Disclaimer.

(a)	EVEMeta warrants that the Compression Services, when used in accordance with the Documentation and this Agreement, will perform substantially in accordance with the service levels described in. In the event of a breach of this warranty, Customer’s sole and exclusive remedy, and EVEMeta’s sole obligation, will be for EVEMeta to use commercially reasonable efforts to correct non-conforming Compression Services at no additional charge to Customer, or, if EVEMeta is unable to restore such functionality within ninety (90) days, for Customer to terminate this Agreement and receive a refund of any prepaid, unused fees covering the remainder of the term after the date of termination.

(b)	Security Warranty. EVEMeta warrants that it has implemented and will maintain throughout the term of this Agreement industry-standard administrative, physical, and technical safeguards designed to protect the security, confidentiality, and integrity of Customer Data. In the event of a data breach that is a result of EVEMeta’s failure to comply with this warranty, EVEMeta shall (i) promptly notify Customer of the breach, (ii) take immediate action to contain and remedy the breach, and (iii) provide Customer with a detailed report of the actions taken. Customer’s sole remedy, and EVEMeta’s sole liability, in the event of a breach of this warranty, shall be for EVEMeta to use commercially reasonable efforts to remedy the breach and restore the security of the affected data.

(c)	Compliance with Law Warranty. EVEMeta warrants that its provisions of the Compression Services, and its use and processing of Customer Data, will comply with all applicable Laws and regulations, including but not limited to the General Data Protection Regulation, the California Consumer Privacy Act, and other applicable privacy and data protection laws. EVEMeta further warrants that it will not transfer Customer Data outside agreed-upon jurisdictions without obtaining Customer’s prior written consent. Customer’s sole remedy for a breach of warranty shall be termination of the Agreement and a refund of any prepaid, unused fees covering the remainder of the term after the date or termination.

(d)	Warranty Limitations. The limited warranties set forth above do not apply: (i) if the Compression Services are used by Customer in a manner not permitted by this Agreement; (ii) if the non-conformance is caused by Customer’s or any third-party’s software, hardware, or misuse of the Compression Services by any of the same; (iii) to any Third-Party Products integrated with the Compression Services; or (iv) to any modifications or updates to the Compression Services made by anyone other than EVEMeta or its authorized representatives.

(e)	EXCEPT FOR THE LIMITED WARRANTY SET FORTH ABOVE, THE COMPRESSION SERVICES ARE PROVIDED “AS IS” AND EVEMETA HEREBY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT, AND ALL WARRANTIES ARISING FROM COURSE OF DEALING, USAGE, OR TRADE PRACTICE. EVEMETA MAKES NO WARRANTY OF ANY KIND THAT THE COMPRESSION SERVICES WILL OPERATE WITHOUT INTERRUPTION, ERROR-FREE, OR COMPLETELY SECURE, NOR DOES IT WARRANT THAT ALL ERRORS OR DEFECTS CAN OR WILL BE CORRECTED.

10. Indemnification.

(a)	EVEMeta Indemnification. EVEMeta shall indemnify, defend, and hold Customer harmless from and against any and all, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees (“Losses”), incurred by Customer resulting from any third-party claim, suit, action, or proceeding (“Third-Party Claim”) that the Compression Services, or any use of the Compression Services in accordance with this Agreement, infringes or misappropriates such third party’s patents, copyrights, or trade secrets, provided that Customer promptly notifies EVEMeta in writing of the Third-Party Claim, cooperates with EVEMeta, and allows EVEMeta sole authority to control the defense and settlement of such Third-Party Claim. This Section 10(a) will not apply to the extent that any such Third-Party Claim arises from Customer Data or Third-Party Products.

(b)	Customer Indemnification. Customer shall indemnify, hold harmless, and, at EVEMeta’s option, defend EVEMeta and its officers, directors, employees, agents, affiliates, successors, and assigns from and against any and all Losses arising from or relating to any Third-Party Claim (i) that the Customer Data, or any use of the Customer Data in accordance with this Agreement, infringes or misappropriates such third party’s intellectual property rights; or (ii) based on Customer’s or any Authorized User’s negligence or willful misconduct or use of the Compression Services in a manner not authorized by this Agreement; provided that Customer may not settle any Third-Party Claim against EVEMeta unless EVEMeta consents to such settlement, and further provided that EVEMeta will have the right, at its option, to defend itself against any such Third-Party Claim or to participate in the defense thereof by counsel of its own choice.

11. Limitations of Liability.

IN NO EVENT WILL EVEMETA BE LIABLE UNDER OR IN CONNECTION WITH THIS AGREEMENT UNDER ANY LEGAL OR EQUITABLE THEORY, INCLUDING BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR OTHERWISE, FOR ANY: (a) CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, ENHANCED, OR PUNITIVE DAMAGES; (b) INCREASED COSTS, DIMINUTION IN VALUE OR LOST BUSINESS, PRODUCTION, REVENUES, OR PROFITS; (c) LOSS OF GOODWILL OR REPUTATION; (d) USE, INABILITY TO USE, LOSS, INTERRUPTION, DELAY OR RECOVERY OF ANY DATA, OR BREACH OF DATA OR SYSTEM SECURITY; OR (e) COST OF REPLACEMENT GOODS OR SERVICES, IN EACH CASE REGARDLESS OF WHETHER EVEMETA WAS ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES OR SUCH LOSSES OR DAMAGES WERE OTHERWISE FORESEEABLE. IN NO EVENT WILL EVEMETA’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT UNDER ANY LEGAL OR EQUITABLE THEORY, INCLUDING BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR OTHERWISE EXCEED THE TOTAL AMOUNT PAID TO EVEMETA UNDER THIS AGREEMENT IN THE TWELVE (12) MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM.

12. Term and Termination.

(a)	Term. The term of this Agreement shall commence on the Effective Date and continue for 18 months from the Effective Date, whereupon, it shall automatically renew each year for up to four successive one-year periods unless earlier terminated pursuant to the terms and conditions of this Agreement. For purposes hereof, the term “Term” shall include each successive one-year renewal period, if any.

(b)	Termination for Cause. Either Party may terminate this Agreement, effective upon written notice to the other Party, if the Other Party:

i.	Material Breach. Materially breaches this Agreement and such breach either (i) is incapable of cure; or (ii) remains uncured thirty 30 days after the non-breaching party provides written notice of such breach. The non-breaching party may terminate immediately if the breach is incapable of cure or upon expiration of the cure period if the breach remains uncured.

ii.	Insolvency. Becomes insolvent or is generally unable to pay its debts as they become due; files for bankruptcy; makes a general assignment for the benefit of creditors; applies for or has a receiver or a trustee appointed; or takes any similar action in connection with the insolvency or bankruptcy proceedings.

iii.	Security Breach. Experiences a security breach or data loss that affects the Customer Data and fails to remedy such breach or provide adequate assurances to Customer within a reasonable time frame, not to exceed thirty (30) days, following notice of such breach.

(c)	Termination by Customer. In addition to any other rights of termination granted to Customer under this Agreement, Customer may terminate this Agreement:

i.	in whole or in part, upon providing sixty (60) days’ prior written notice to EVEMeta. In such event, EVEMeta shall provide reasonable assistance to transition all Customer Data and ensure an orderly wind-down of services without additional cost to Customer; or

ii.	Immediately upon written notice if EVEMeta fails to meet the agreed-upon service levels, performance requirements, or experiences recurring service outages that materially impair Customer’s ability to use the Compression Services for its intended business purposes, and such failures remain uncured for thirty (30) days after Customer’s written notice to EVEMeta.

(d)	Effect of Termination.

i.	Obligations Upon Termination. Upon termination of this Agreement for any reason, (i) EVEMeta shall immediately cease providing the Compression Services, (ii) each Party shall promptly return or destroy all Confidential Information of the other Party in its possession, and (iii) Customer shall immediately discontinue use of the Compression Services and Documentation.

ii.	Transition Assistance. In the event of termination, EVEMeta shall, at Customer’s written request, provide reasonable assistance for up to sixty (60) days post-termination to transition Customer’s data to a new provider or system, at no additional cost to Customer. Customer Data shall be returned in a format reasonably requested by Customer, and EVEMeta shall delete all Customer Data from its systems upon successful transition.

iii.	Return of Stock Consideration; Payment of Reimbursable Expenses. In the event of termination by Customer of this Agreement for any reason, EVEMeta shall return to Customer any remaining unreleased Customer Common Stock up to the date of termination. Customer shall pay any outstanding approved Reimbursable Expenses incurred by EVEMeta up to the date of termination and the transition period referenced in Section 12(d)(ii) above.

(e)	Survival. This Section 12, Sections 5, 6, 10, 11, and 13, and any right, obligation, or required performance of the Parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, which survive any such termination or expiration.

13. Miscellaneous.

(a)	Entire Agreement. This Agreement, together with any other documents incorporated herein by reference and all related Exhibits, constitutes the sole and entire agreement of the Parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous understandings, agreements, and representations and warranties, both written and oral, with respect to such subject matter.

(b)	Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) must be in writing and addressed to the Parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the Party giving Notice from time to time in accordance with this Section). All Notices must be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), or email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage pre-paid). Except as otherwise provided in this Agreement, a Notice is effective only: (i) upon receipt by the receiving Party; and (ii) if the Party giving the Notice has complied with the requirements of this Section.

(c)	Force Majeure. Subject to the terms hereof, if either Party is prevented, hindered or delayed in the performance of any obligation under this Agreement by a Force Majeure Event (as defined below), such obligation shall be suspended during the continuance of such Force Majeure Event, and the affected Party shall not be liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement, provided the affected Party notifies the other Party and uses commercially reasonable efforts to correct such failure or delay in its performance. For the purposes of this Agreement, “Force Majeure Event” shall mean any unforeseen circumstances or causes beyond a Party's reasonable control, including, but not limited to, (a) an act of God or public enemy, fire, explosion, perils of the sea, lightning, earthquake, storm, flood, declared or undeclared war, revolution, insurrection, riot, civil unrest, acts of civil or military authorities, act of piracy, act of terrorism, sabotage, blockade, embargo, accident, national or regional emergency, pandemic, epidemic or quarantine, (b) government or administrative action which prevents, hinders or delays performance of such Party's obligations, including without limitation any change to applicable Laws or regulations (c) a strike, lockout or other labor unrest, slowdown or other industrial disturbances, (d) shortage of adequate power or telecommunications or transportation facilities, (e) a material adverse change in the business, prospects, operations, performance, results of operations, properties, assets, liabilities or condition (financial or otherwise) of a Party, taken as a whole, or a material impairment of a Party's ability to perform its obligations under the Agreement. Without limiting the foregoing, the Parties acknowledge and agree that during a Force Majeure Event, the non-affected Party may suspend the performance of its obligations hereunder until such time as the affected Party resumes performance. Either Party may terminate this Agreement or the SOWs if such failure or delay continues for a period of sixty (60) consecutive days or more. Unless this Agreement or the SOW is terminated in accordance with this section, the Term of this Agreement and/or the SOW shall be automatically extended by a period of time equal to the period of suspension due to the Force Majeure Event.

(d)	Amendment and Modification; Waiver. No amendment to or modification of this Agreement is effective unless it is in writing and signed by an authorized representative of each Party. No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, (i) no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof, and (ii) no single or partial exercise of any right, remedy, power, or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

(e)	Severability. If any provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(f)	Governing Law; Submission to Jurisdiction. This Agreement is governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would require or permit the application of the laws of any jurisdiction other than those of the State of Delaware. Any legal suit, action, or proceeding arising out of or related to this Agreement or the licenses granted hereunder will be instituted exclusively in the federal courts of the United States or the courts of the State of Delaware in each case located in the city of Wilmington and County of New Castle, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding.

(g)	Assignment. Neither Party may assign this Agreement, in whole or in part, without the prior written consent of an authorized representative of the other Party, provided that either Party may assign this Agreement to any of its affiliates or any third party that merges with, consolidates with or acquires control of such Party or which acquires all or substantially all of the assets of such Party, conditioned upon the successor or assignee (i) covenanting and agreeing with other party to be bound by the provisions of this Agreement and (ii) having the financial wherewithal to perform all obligations under this Agreement. No assignment or other transfer will relieve a Party of any of its obligations or performance under this Agreement. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

(h)	Counterparts. This Agreement may be executed in counterparts (including by email, .pdf, or digital platforms like DocuSign), with each considered an original, but together constituting one and the same agreement. A signed copy, whether transmitted electronically or digitally executed, will have the same force and effect as an original signature. Copies of this Agreement exchanged by electronic transmission, including .pdf or other digital means, shall be treated as original executed counterparts.

[Signature Page(s) Follow(s)]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

Brag House Holdings, Inc.

By:	/s/ Lavell Juan Malloy, II
Print Name: Lavell Juan Malloy, II
Title: CEO

EVEMeta LLC

By:	/s/ Anthony Rennert
Print Name: Anthony Lawrence Rennert
Title: Founder

Exhibit A

to

EVEMeta Compression Software as a Service Agreement

Capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed to them above in the Agreement.

Stock Consideration and Payment for Reimbursable Expenses:

Stock Consideration: In exchange for provision of the Compression Services and licenses as provided for under the Agreement, the Customer has agreed to issue to EVEMeta 312,500 shares of locked-up Customer Common Stock upon the execution of the Agreement. Such 312,500 shares of Customer Common Stock shall be subject to lock-up and released as follows:

o	Phase 1: An initial 20% of the 312,500 shares of Customer Common Stock shall be released from lock-up within 30 days following completion of the Customer IPO.

o	Phase 2: An additional 20% of the 312,500 shares of Customer Common Stock shall be released from lock-up one year following the completion of the Customer IPO.

o	Phase 3: An additional 20% of the 312,500 shares of Customer Common Stock shall be released from lock-up two years following the completion of the Customer IPO.

o	Phase 4: An additional 20% of the 312,500 shares of Customer Common Stock shall be released from lock-up three years following the completion of the Customer IPO.

o	Phase 5: The remaining 20% of the 312,500 shares of Customer Common Stock shall be released from lock-up four years following the completion of the Customer IPO.

Notwithstanding the foregoing, unless mutually agreed upon by the Parties, it is expressly understood that the shares of Customer Common Stock issuable above shall not be released unless and until the prior phase of Services has been completed to Industry Standard.

EVEMeta may not sell or otherwise transfer the shares of Customer Common Stock it receives as Stock Consideration hereunder (i) until such time as the Brag IPO has been consummated and closed; and (ii) in any event, until such time as such Customer Common Stock has been the subject of registration under the Securities Act or there is available a valid exemption from registration.